UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): MAY 10, 2004

INPUT/OUTPUT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-12691
(State or other jurisdiction	(Commission File Number)	22-2286646
of incorporation)		(IRS Employer Identification No.)

12300 PARC CREST DRIVE,
STAFFORD, TEXAS		77477
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 933-3339

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.
FORWARD-LOOKING STATEMENTS
INDEX TO FINANCIAL STATEMENTS
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
SIGNATURES
INDEX TO EXHIBITS
Consent of Deloitte & Touche LLP

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

     On May 10, 2004, Input/Output, Inc. (IO) announced that it had entered into a stock purchase agreement with GX Technology Corporation (GXT) and its stockholders for IO to acquire all of the equity interest of GXT for approximately $150 million.

     I/O agreed to pay a total of approximately $150 million through a combination of cash and stock option value to acquire GXT. The $150 million purchase price includes the assumption of $4.5 million in debt and the delivery of I/O stock options with a value of approximately $15.5 million. The transaction contemplates the completion of a registered offering of I/O common stock with net proceeds of approximately $100 million and a new senior bank facility, all expected to be completed within the next 45 to 60 days. The parties have the right to terminate the stock purchase agreement if certain conditions are not satisfied or if the proposed acquisition is not completed by August 15, 2004.

A. Introduction

     As used herein, references to “Input/Output,” “I/O,” “company,” “we,” “our,” “ours” and “us” refer to Input/Output, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

     Statements in this report concerning our future results and performance and other matters are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties, and other factors that may cause our levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “—Risks Related to Our Planned Acquisition of GXT” below. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology.

     Examples of other forward-looking statements contained herein include statements regarding:

•	anticipated benefits of our acquisitions, including our recent acquisition of Concept Systems Holdings Limited and our proposed acquisition of GXT;

•	our ability to integrate the operations, personnel and technologies of businesses we acquire;

•	our expected revenues, gross margins, operating income, net income and cash flows;

•	future growth rates and margins for certain of our products and services;

•	the adequacy of our future liquidity and capital resources;

•	anticipated timing and success of commercialization and capabilities of products and services under development;

•	our plans for facility closures and other future business reorganizations;

•	charges we expect to take for future reorganization activities;

•	savings we expect to achieve from our restructuring activities;

•	future demand for seismic equipment and services;

•	future seismic industry fundamentals;

•	future oil and gas commodity prices;

•	future worldwide economic conditions;

•	our expectations regarding future mix of business and future asset recoveries;

•	our expectations regarding realization of deferred tax assets;

•	our beliefs regarding accounting estimates we make;

•	the result of pending or threatened disputes and other contingencies;

•	our future acquisitions and levels of capital expenditures; and

•	our proposed strategic alliances.

      These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. Our results of operations can be affected by inaccurate assumptions we make, or by risks and uncertainties known or unknown to us. Therefore, we cannot guarantee the accuracy of the forward-looking statements. Actual events and results of operations may vary materially from our current expectations and assumptions.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

B. GXT Technology Corporation

Planned Acquisition of GXT

      On May 10, 2004, we entered into a stock purchase agreement with GXT and its stockholders to acquire all of its outstanding capital stock. GXT is a leading provider of seismic data processing and subsurface imaging services to oil and gas companies. GXT is focused on marine environments and specializes in providing customized imaging solutions utilizing GXT’s expertise in computer processing technology. The scope of GXT’s products and services has expanded over time in response to increased demand from its customers for enhanced technologies. Revenues have grown from $18.0 million for the year ended June 30, 2001 to $41.0 million for the year ended June 30, 2003. Income from operations for the same periods increased from $1.0 million to $6.2 million. During 2003, GXT expanded its business to include full-scope seismic services through its Integrated Seismic Solutions (ISS) offering and related services. This expanded offering of products and services resulted in continued revenue and earnings growth. For the nine months ended March 31, 2004 GXT’s revenues grew to $47.2 million, a 58% increase compared to the same period during its prior fiscal year. Income from operations grew 55% to $7.2 million over the same period. We expect to complete the GXT acquisition concurrently with the completion of a proposed offering of our common stock pursuant to a Registration Statement on Form S-3 we filed with the Securities and Exchange Commission (SEC) on May 10, 2004.

Overview of GXT

      GXT is a leading provider of seismic data processing and subsurface imaging services to oil and gas companies. GXT is focused on marine environments and specializes in providing customized imaging solutions utilizing GXT’s expertise in computer processing technology. The improved images derived from GXT’s processing and imaging technology enable oil and gas companies to more easily and economically identify and access hydrocarbon reservoirs. GXT’s geoscientists and computer scientists have developed advanced processing algorithms that incorporate technologies such as illumination analysis, velocity models and pre-stack depth and time migration. GXT leverages the power of parallel computer clusters to process seismic data through these algorithms in order to develop higher-quality, more accurate, clearer images in shorter cycle times than conventional seismic processing.

      Currently, the majority of GXT’s processing and imaging involves data collected with traditional two-dimensional (2-D) and three-dimensional (3-D) seismic data collection techniques. GXT, however, has several development projects underway to apply its advanced processing technologies to data gathered through time-lapse, or four-dimensional (4-D), data collection methods as well as more advanced multi-component, or full-wave, seismic data collection techniques.

      GXT complements its core processing and imaging services with a suite of support services, including:

•	survey design, project management and quality control for seismic data acquisition;

•	data preconditioning for advanced pre-stack depth and time imaging;

•	4-D monitoring of reservoir fluid movement; and

•	outsourced, integrated management of seismic data acquisition and image processing services.

      GXT offers its services to customers on both a project and outsourced basis. Through its Processing and Imaging (P&I) segment, GXT develops images by applying its processing technology to data owned or licensed by its customers. Under these arrangements, its customers separately arrange and pay for survey design, data collection, processing and imaging, and retain exclusive ownership of the data after image development.

      Through its Integrated Seismic Solutions, or ISS, services, GXT manages the entire seismic process, from survey planning and design to data acquisition and management through pre-processing and final subsurface imaging. GXT does not own vessels, field crews or other seismic logistics assets. Rather, it focuses on the more technologically intensive components of the image development process, such as survey planning and design and data processing and interpretation, and outsources the logistics component to geophysical logistics contractors. This flexible approach frees GXT to structure the survey design, data acquisition means and imaging approach to meet its customers’ geophysical objectives as well as its budget and timing constraints. This approach also enables GXT to employ parallel work flows to reduce cycle times and increase image quality. This more limited fixed capital investment provides GXT increased operational flexibility.

      GXT offers its ISS to customers on both a proprietary and multi-client basis. On both bases, the customers fully pre-fund the data acquisition. With the proprietary service, the customer also pays for the imaging and processing and has exclusive ownership of the data post-imaging. With the multi-client service, GXT assumes minimal processing risk but retains ownership of the data and images and receives on-going revenue from subsequent image sales. For the nine months ended March 31, 2004, P&I and ISS accounted for 41% and 57% of GXT’s revenues, respectively.

      The majority of GXT’s P&I and ISS services have been applied in the Gulf of Mexico. GXT’s growth plans entail growing its ISS business, enhancing its field development and optimization capabilities and expanding its service offering internationally and to land environments.

      GXT has numerous large oil companies as customers, including British Petroleum, Marathon Oil, TotalFinaElf, Apache, ChevronTexaco and ExxonMobil. During the nine months ended March 31, 2004, one customer accounted for 16% of GXT’s revenues. No other customer accounted for more than 10% of GXT’s revenues.

      GXT is headquartered in Houston, Texas, with service centers in other major energy markets, including Calgary, Canada, London, England and Aberdeen, Scotland. GXT also has an experienced employee base. Of its more than 180 employees, over half have advanced degrees in geology, geophysics or other related sciences.

Anticipated Benefits of GXT Acquisition

      We believe that the acquisition of GXT will provide us with several strategic benefits:

      More Balanced Position in the Seismic Value Chain. The GXT acquisition will solidify our transition from primarily manufacturing seismic data collection equipment to providing full-scope seismic technology solutions. In addition, the GXT acquisition will strengthen our expertise and capabilities at each technology link in the seismic value chain, from survey planning and design to data collection management and pre-processing to image development. This broader, more technology-focused and seismic-oriented presence will enable us to deliver additional integrated, full-service imaging solutions to our customers. Additionally, we expect that the more consistent service-based revenue streams from GXT’s business will lessen the historical volatility in our revenues from original equipment manufacturing.

      More Service-Oriented and Technology-Intensive Business Model. We believe that the GXT acquisition will increase our emphasis on human capital, service and technology. We will own advanced technologies across the entire seismic spectrum—from survey planning through final image development, including the critical technologies associated with full-wave or multi-component imaging. These technologies will include our digital, full-wave sensor (VectorSeis) and a multi-component processing capability that GXT will bring to us. While we focus on delivering integrated seismic solutions, we do not intend to participate in the traditional, capital-intensive logistical aspects of field data collection. This approach differs from the conventional seismic contracting model in which significant investment is required for logistics assets, such as boats and crews to collect data in the field.

      Accelerated Development of Imaging Solutions. GXT’s advanced imagining technology, particularly pre-stack depth and time migration solutions, as well as its experience in deep marine environments, complements the advanced velocity imaging technology and experience in land environments that we have developed in our AXIS group. GTX’s pre-stack depth migration solutions involve advanced processing techniques to convert seismic wave time-based information to depth-based information. This conversion to depth-based data is relied upon by geologists to more accurately map subsurface structures. GXT’s pre-stack depth migration techniques are well suited for complex hydrocarbon reservoirs and deeper drilling targets. The accurate time-to-depth conversion that GXT’s techniques feature is important in processing digital, full-wave data from next-generation sensors, including our VectorSeis sensors. We believe that the conjunction of these technologies and experience bases along with the combination of the companies’ technology development teams will enable us to accelerate our seismic technology development and advance our capabilities to provide improved digital full-wave imaging solutions.

      Enhanced Ability to Service the Full Reservoir Life Cycle. The GXT acquisition will improve our ability to provide seismic imaging solutions throughout the life cycle of an oil or natural gas reservoir. The combination of our digital seismic data collection and monitoring technology and AXIS’ processing and imagining capabilities, when combined with GXT’s advanced processing and imaging expertise, will improve our ability to extend the use of our seismic services across the productive life of the reservoir.

      Expanded Collaboration with Oil and Gas Customers. GXT has standing relationships with major, independent and national oil and gas companies. We intend to leverage these relationships and provide full- scope seismic solutions through GXT’s ISS offering. We believe this approach will enable us to increase the use of our seismic data acquisition and monitoring technologies and services by these oil and gas companies and the seismic contractors who work with them. We also intend to use the relationships to better understand our target customers’ geophysical needs and to develop technologies and services that better address those needs.

Summary of Transaction

      We have agreed to pay a total of approximately $134.5 million in cash to purchase all outstanding shares of capital stock of GXT. The purchase price includes cash payments for the cancellation of certain outstanding GXT stock options. Under the stock purchase agreement, GXT stock options not extinguished for cash will become options to purchase I/O common stock. These stock options will be “in-the-money” by an estimated aggregate amount of $15.5 million when assumed upon completion of the GXT acquisition and will be fully vested, but they will not be exercisable until 90 days following the closing of the GXT acquisition.

      In addition, approximately $5.0 million of the purchase price will be held in escrow for one year to facilitate recourse for us in the event of certain breaches or violations of representations and covenants made by GXT or its stockholders under the stock purchase agreement.

      Approximately $100.0 million of the purchase price for GXT will be funded from the net proceeds of this offering, and the remaining $34.5 million of the purchase price will be funded through borrowings under a proposed new revolving line of credit (New Credit Facility), which we expect to have in place by the time we complete this offering. Completion of this offering is conditioned upon the completion of the GXT acquisition.

      The completion of the GXT acquisition is subject to a number of conditions, including the absence of a material breach by either party of its respective representations or covenants contained in the stock purchase agreement, the absence of a material adverse effect on either party and the delivery of legal opinions and other documentation on behalf of each party. In addition, the transaction will not close until the waiting period required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, has expired or been terminated. The parties have the right to terminate the GXT acquisition if it is not completed by August 15, 2004. We may also terminate the transaction if we are unable to satisfy our financing requirements to fund the purchase price for the acquisition.

      In the event the GXT acquisition is terminated because we cannot satisfy our financing requirements to fund the purchase price, or the registration statement covering this offering is not declared effective by August 15, 2004, and GXT has satisfied all of our conditions to closing, we will be required under the terms of the purchase agreement to issue to GXT, as liquidated damages, shares of our common stock valued at $4.5 million based on the average closing price of our common stock for the ten trading days immediately preceding the date of termination, in a transaction exempt from registration under the Securities Act of 1933, as amended. Alternatively, we may satisfy the liquidated damages provision of the purchase agreement by making a cash payment of $4.5 million to GXT. We will not have an obligation to pay these liquidated damages if a material adverse change in the U.S. financial markets occurs which makes it, in our judgment, impracticable or inadvisable to complete this offering in order to fund the purchase price.

Anticipated New Credit Facility

      We currently plan to enter into a New Credit Facility by the time we complete this offering. We expect that the New Credit Facility will permit borrowings of up to $75.0 million and include typical financial covenants, including a maximum leverage ratio, a minimum fixed charge ratio, and certain other restrictions based on the consolidated assets of I/O. We also expect that this New Credit Facility will be secured by a lien on all of our domestic assets and the capital stock of our subsidiaries, with liens on voting capital stock of our foreign subsidiaries limited to 65% of such stock. We intend to finance a portion of the purchase price for the GXT acquisition with borrowings under this New Credit Facility.

Risks Related to Our Planned Acquisition of GXT

We may not realize the anticipated benefits of the GXT acquisition or be successful in integrating the operations, personnel or technology of GXT.

      There can be no assurance that the anticipated benefits of the GXT acquisition will be realized or that our integration of the operations, personnel and technology of GXT will be successful. The integration of GXT will require the experience and expertise of certain managers and key employees of GXT who are expected to be retained by us. There can be no assurance that the GXT managers and key employees retained by us will remain with us for the time period necessary to successfully integrate GXT into our operations.

      If we fail to consummate the GXT acquisition because we cannot satisfy our financing requirements to fund the purchase price, or our Registration Statement on Form S-3 is not declared effective by August 15, 2004, and GXT has satisfied our conditions to closing, we will be required to pay to GXT $4.5 million cash or issue to GXT shares of our common stock valued at $4.5 million. See "— Summary of Transaction".

The GXT acquisition will increase our exposure to the risks experienced by more technology-intensive companies.

      GXT’s business, being more concentrated in processing services and proprietary technologies than our traditional business, will expose us to the risks typically encountered by smaller technology companies that are more dependent on proprietary technology protection and research and development. These risks include:

•	future competition from more established companies entering the market;

•	product obsolescence;

•	dependence upon continued growth of the market for seismic data processing;

•	the rate of change in the markets for GXT’s technology and services;

•	research and development efforts not proving sufficient to keep up with changing market demands;

•	dependence on third-party software for inclusion in GXT’s products and services;

•	misappropriation of GXT’s technology by other companies;

•	alleged or actual infringement of intellectual property rights that could result in substantial additional costs;

•	recruiting, training and retaining technically skilled personnel that could increase GXT’s costs or limit its growth; and

•	recent weakening in prices for GXT’s pre-stack depth migration processing services.

The GXT acquisition may alienate a number of our traditional seismic contractor customers with whom GXT competes and adversely affect sales to and revenues from those customers.

      GXT’s business in processing seismic data competes with a number of our traditional customers that are seismic contractors. Many of these companies not only offer their customers— generally major, independent and national oil companies— the traditional services of conducting seismic surveys, but also the processing and interpretation of the data acquired from those seismic surveys. In that regard, GXT’s processing services may directly compete with these contractors’ service offerings and may adversely affect our relationships with them, which could result in reduced sales and revenues from these seismic contractor customers.

GXT is named as a defendant in a suit by WesternGeco in connection with GXT’s hiring of certain former WesternGeco employees.

      In December 2002, GXT was named as a defendant in a lawsuit filed by WesternGeco. WesternGeco, a provider of seismic processing technologies, is a competitor of GXT and a significant customer of I/O. In the petition, WesternGeco alleges that GXT engaged in unfair competition, tortious interference and misappropriation of trade secrets and confidential information in connection with its hiring of a small number of former WesternGeco employees. An adverse judgment in the WesternGeco litigation following the GXT acquisition could negatively impact our business, and contentious litigation could injure our existing relationship with WesternGeco.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired

•	Consolidated financial statements of GX Technology Corporation and its subsidiaries as of March 31, 2004 (unaudited), June 30, 2003 and 2002 (audited), and for the years ended June 30, 2003, 2002 and 2001 (audited) and the nine-month periods ended March 31, 2004 and March 31, 2003 (unaudited), the notes thereto and independent auditors’ report.

(b)	Pro forma financial information

•	Unaudited Pro Forma Statement of Income for the year ended December 31, 2003.

•	Unaudited Pro Forma Statement of Income for the three months ended March 31, 2004.

•	Unaudited Pro Forma Balance Sheet as of March 31, 2004.

•	Notes to Pro Forma Financial Information.

(c)	Exhibits

10.1	Stock Purchase Agreement dated as of May 10, 2004, by and among GX Technology Corporation, Input/Output, Inc. and the Sellers that are parties thereto, filed as Exhibit 2.1 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 10, 2004, and incorporated herein by reference.

23.1	Consent of Deloitte & Touche LLP.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

      On April 28, 2004, we issued a press release announcing our results of operations for the first quarter of 2004. On May 10, 2004, we announced that we were revising our results of operations for 2004’s first quarter in order to record a tax refund in fiscal 2002 instead of in the first quarter of 2004 as previously reported.

      We have filed with the SEC an amendment to our Annual Report on Form 10-K for the year ended December 31, 2003 to reflect certain of these changes and a restatement of our consolidated financial statements for the years ended December 31, 2002 and 2003. Please refer to “Explanatory Note” and Note 1 of the Notes to Consolidated Financial Statements contained in our Form 10-K/A filed with the SEC on May 10, 2004 for a description of these changes. We have also filed our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which contains unaudited financial information on our results of operations for 2004’s first quarter and our financial condition as of March 31, 2004, reflecting these changes.

     The information contained in this Item 12 (i) is not to be considered “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) shall not be incorporated by reference into any previous or future filings made by or to be made by the company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

Consolidated Financial Statements As of March 31, 2004 (unaudited), June 30, 2003 and 2002 and for the Years Ended June 30, 2003, 2002, and 2001 and the (unaudited) Nine-Month Periods Ended March 31, 2004 and March 31, 2003 and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

Board of Directors

GX Technology Corporation

      We have audited the accompanying consolidated balance sheets of GX Technology Corporation and Subsidiaries (the “Company”) as of, June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
November 17, 2003

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,	June 30,
	2004	2003	2002

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,512,432	$712,394	$2,949,821
Accounts receivable, trade (net of allowance for doubtful accounts of $188,341 and $84,925 and $120,516 for 2004, 2003 and 2002, respectively)	9,535,675	9,097,690	3,889,726
Unbilled revenue	6,454,623	3,301,395	3,632,709
Prepayments and other	1,099,931	487,295	304,652

Total current assets	19,602,661	13,598,774	10,776,908

PROPERTY AND EQUIPMENT—At cost	20,593,993	17,208,891	10,249,988
LESS ACCUMULATED DEPRECIATION AND AMORTIZATION	(8,360,011)	(7,057,097)	(4,995,819)

Net property and equipment	12,233,982	10,151,794	5,254,169

PURCHASED SOFTWARE COSTS, Net of accumulated amortization of $878,837, $707,077 and $1,207,653 for 2004, 2003 and 2002, respectively	1,085,565	997,320	565,715

SEISMIC DATA LIBRARY, Net of accumulated amortization of $8,535,097 and $2,685,182 for 2004 and 2003, respectively	12,354,255	5,925,498	—
DEFERRED TAX ASSET	619,390	212,381	—
OTHER ASSETS	268,222	145,569	—

TOTAL	$46,164,075	$31,031,336	$16,596,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$3,775,000	$2,025,000	$2,975,000
Accounts payable	2,960,968	896,358	930,711
Accrued liabilities and other	7,956,947	7,580,761	1,412,192
Deferred revenue	8,896,629	3,566,908	2,797,547
Dividends payable	1,992,263	1,365,488	529,788
Deferred tax liability	2,016,275	853,369	170,415
Current portion of long-term obligations	4,939,525	5,018,435	2,627,432

Total current liabilities	32,537,607	21,306,319	11,443,085
LONG-TERM OBLIGATIONS	2,729,564	2,436,359	1,660,782

Total liabilities	35,267,171	23,742,678	13,103,867

COMMITMENTS AND CONTINGENCIES
Redeemable Series A preferred stock, 8%, $1 par value; 500,000 shares authorized, 481,696 shares issued and outstanding	5,000,000	5,000,000	5,000,000
Redeemable Series B preferred stock, 8%, $1 par value; 480,000 shares authorized, 480,000 shares issued and outstanding	5,446,239	5,446,239	5,446,239
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $.01 par value—10,000,000 shares authorized, 1,543,479 shares issued and outstanding at June 30, 2003 and June 30, 2002 respectively, and 1,592,379 shares issued and outstanding at March 31, 2004	15,475	15,435	15,435
Additional paid-in capital	2,812,743	2,745,283	2,745,283
Accumulated earnings/ (deficit)	(2,377,553)	(5,918,299)	(9,714,032)

Total stockholders’ equity/ (deficit)	450,665	(3,157,581)	(6,953,314)

TOTAL	$46,164,075	$31,031,336	$16,596,792

See notes to consolidated financial statements.

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine-Month Period Ended
	March 31,		Year Ended June 30,

	2004	2003	2003	2002	2001

	(Unaudited)
REVENUES:
Geophysical services	$19,416,468	$19,561,470	$24,684,814	$19,834,479	$16,241,272
Full-scope seismic services	26,823,119	9,369,617	15,290,283	—	—
Maintenance and other	863,417	815,425	973,399	1,164,204	1,343,020
Software	53,975	64,040	70,040	142,605	432,558

Total revenues	47,156,979	29,810,552	41,018,536	21,141,288	18,016,850
COST OF REVENUES	29,928,488	17,532,845	24,570,560	13,048,511	10,688,732

GROSS PROFIT	17,228,491	12,277,707	16,447,976	8,092,777	7,328,118

OPERATING EXPENSES:
General and administrative	6,611,887	4,335,029	5,934,182	3,298,824	2,773,720
Sales and marketing	3,425,009	3,306,296	4,333,881	3,065,131	3,532,720

Total operating expenses	10,036,896	7,641,325	10,268,063	6,363,955	6,306,440

INCOME FROM OPERATIONS	7,191,595	4,636,382	6,179,913	1,728,822	1,021,678
INTEREST EXPENSE	(665,605)	(517,105)	(722,745)	(529,934)	(661,845)

INCOME BEFORE INCOME TAXES	6,525,990	4,119,277	5,457,168	1,198,888	359,833
INCOME TAX EXPENSE	2,359,181	623,296	825,735	233,069	21,250

NET INCOME	$4,166,809	$3,495,981	$4,631,433	$965,819	$338,583

See notes to consolidated financial statements.

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

		Additional		Total
	Common	Paid-In	Accumulated	Stockholders’
	Stock	Capital	Earnings/(Deficit)	Equity

BALANCE—July 1, 2000	$15,435	$2,745,283	$(9,988,647)	$(7,227,929)
Dividends on preferred stock	—	—	(400,000)	(400,000)
Net income	—	—	338,583	338,583

BALANCE—July 1, 2001	15,435	2,745,283	(10,050,064)	(7,289,346)
Dividends on preferred stock	—	—	(629,787)	(629,787)
Net income	—	—	965,819	965,819

BALANCE—July 1, 2002	15,435	2,745,283	(9,714,032)	(6,953,314)
Dividends on preferred stock	—	—	(835,700)	(835,700)
Net income	—	—	4,631,433	4,631,433

BALANCE—June 30, 2003	15,435	2,745,283	(5,918,299)	(3,157,581)
Issuance of common stock due to exercise of stock options— (Unaudited)	40	67,460	—	67,500
Dividends on preferred stock— (Unaudited)	—	—	(626,063)	(626,063)
Net income—(unaudited)	—	—	4,166,809	4,166,809

BALANCE—March 31, 2004 (unaudited)	$15,475	$2,812,743	$(2,377,553)	$450,665

See notes to consolidated financial statements.

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended

	March 31,		Year Ended June 30,

	2004	2003	2003	2002	2001

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,166,809	$3,495,981	$4,631,433	$965,819	$338,583
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,413,580	4,886,391	6,698,393	2,078,027	1,534,908
Changes in operating assets and liabilities:
(Increase)/ Decrease in accounts receivable	(437,985)	(3,326,079)	(5,207,964)	(254,839)	341,245
(Increase)/ Decrease in unbilled revenue	(3,153,228)	49,219	331,314	(2,055,558)	(256,519)
(Increase)/ Decrease in prepayments and other	(612,636)	(228,089)	(182,643)	20,206	15,554
(Increase)/ Decrease in other assets	(122,653)	(113,897)		136,000	114,000
Increase/(Decrease) in accounts payable	2,064,610	(443,576)	(34,353)	521,473	(1,552)
Increase/(Decrease) in accrued liabilities and other	(1,431,010)	217,334	1,391,241	204,978	(353,828)
Increase in deferred revenue	5,329,721	49,016	769,361	1,021,899	190,638
Deferred income taxes	755,897	573,432	755,988	170,415	—

Net cash provided by operating activities	16,973,105	5,159,732	9,152,770	2,808,420	1,923,029

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment—net	(9,656,745)	(1,711,727)	(1,842,444)	(2,094,796)	(1,090,979)
Purchase of seismic data library	(1,765,516)	(1,779,057)	(4,264,336)	—	—
Purchase of software	(526,243)	(370,014)	(781,573)	(580,810)	(78,595)

Net cash used in investing activities	(11,948,504)	(3,860,798)	(6,888,353)	(2,675,606)	(1,169,574)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock	—	—	—	2,042,340	—
Proceeds from borrowings	5,500,000	2,750,000	6,048,136	8,043,006	3,778,354
Repayments of borrowings	(8,792,063)	(6,156,791)	(10,549,980)	(8,679,135)	(3,191,477)
Proceeds from issuance of stock	67,500	—	—	—	—

Net cash provided by (used in) financing activities	(3,224,563)	(3,406,791)	(4,501,844)	1,406,211	586,877

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	1,800,038	(2,107,857)	(2,237,427)	1,539,025	1,340,332
CASH AND CASH EQUIVALENTS—Beginning of period	712,394	2,949,821	2,949,821	1,410,796	70,464

CASH AND CASH EQUIVALENTS—End of period	$2,512,432	$841,964	$712,394	$2,949,821	$1,410,796

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid for interest	$539,936	$439,665	$608,386	$282,257	$392,372

Cash paid for income taxes	$165,265	$79,391	$92,873	$30,000	$21,250

Cash received from income tax refund	$—	$67,602	$—	$2,132	$—

NONCASH TRANSACTIONS:
Capital lease additions	$4,378,751	$4,355,869	$6,718,424	$2,499,744	$—

Series A preferred stock dividends exchanged for Series B preferred stock	$—	$—	$—	$2,766,152	$—

Interest accumulated on unpaid Series A preferred stock dividends in exchange for Series B preferred stock	$—	$—	$—	$637,748	$—

See notes to consolidated financial statements.

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information for the nine month periods ended March 31, 2004 and 2003 is unaudited)

1.	Organization and Operations

General

      GX Technology Corporation (the “Company”) has three wholly owned subsidiaries: GX Technology France SARL, located in Paris, France; GX Technology EAME Limited, located in London, England; and GX Technology Canada, Ltd., located in Calgary, Canada.

      The Company provides seismic imaging services and data licensing of seismic data used in oil and gas exploration.

      The interim financial data is unaudited; however, in the opinion of management, the interim financial data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position as of March 31, 2004 and the results of operations for the nine-month periods ended March 31, 2004 and 2003. The results of operations for the nine months ended March 31, 2004 and 2003 are not necessarily indicative of the results to be expected for the full year.

2.	Summary of Significant Accounting Policies

Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

      Revenues for geophysical services (mainly imaging services and licensing of seismic data) are recognized on the percentage of completion method. The Company considers the percentage of completion method to be the best available measure of progress on these contracts. The percentage complete is assessed by measuring the actual progress to the estimated progress of the project. Accordingly, changes in job performance, job conditions, estimated profitability, contract price, cost estimates, and availability of human and computer resources are reviewed periodically as the work progresses and revisions to the percentage completion are reflected in the accounting period in which the facts require such adjustments become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset “Unbilled Revenues” represents revenues recognized in excess of amounts billed. The liability “Deferred Revenue” represents amounts billed in excess of revenues recognized.

      Revenues for sales of software are recognized when the software has been invoiced, delivered, and accepted by the customer. Payments received in advance for software maintenance agreements are deferred and recognized as revenue over the life of the agreements. Software revenues also include royalties from software license agreements with resellers, which are recognized upon receipt of specific sales information from the licensee and delivery of the product.

Property and Equipment

      Property and equipment are depreciated using a straight-line method based on each asset’s estimated useful life. Maintenance and repairs are charged to expense as incurred and renewals and betterments are capitalized.

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Seismic Data Library

      The seismic data library consists of seismic surveys that are offered for license to customers on a nonexclusive basis. The capitalized costs include costs paid to third parties for the acquisition of data and related activities associated with the data creation activity. The Company does not capitalize any internal processing costs, such as imaging, salaries, benefits, and other costs incurred for seismic data project design and management.

      Costs are amortized using the greater of (i) the percentage of estimated total costs compared to the percentage of actual revenue to the total estimated revenue from the project or (ii) a straight-line basis over the useful economic life of the data.

      The Company forecasts the ultimate revenue expected to be derived from a particular data survey over its estimated useful economic life to determine the costs to amortize if greater than straight-line amortization. That forecast is made by the Company at project initiation and is reviewed and updated periodically. If, during any such review and update, the Company determines that the ultimate revenue for a survey is expected to be less than the original estimate of total revenue for such survey, the Company increases the amortization rate attributable to future revenue from such survey. In addition, in connection with such reviews and updates, the Company evaluates the recoverability of its seismic data library, and if required under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, records an impairment charge with respect to such data.

Foreign Currency Translation

      GX Technology France SARL, GX Technology EAME Limited, and GX Technology Canada, Ltd. use the U.S. dollar as their functional currency. Foreign currency transactions are included in net income. The Company realized transaction (gain) losses of $(85,351), $19,802 and $66,015 for the years ended June 30, 2003, 2002, and 2001, respectively, and $(158,489) and $(33,344) for the-nine month period ended March 31, 2004 and March 31, 2003.

Software Costs

      All internal costs of developing software are expensed as incurred. Purchased software costs are capitalized and amortized on a product-by-product basis over the economic useful life of the software product.

Income Taxes

      The Company utilizes an asset and liability approach in the calculation of deferred income taxes. This approach gives consideration to the future tax consequences of differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

Stock Options

      Stock options are accounted for by applying APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for equity-based awards granted to employees whereby no compensation expense is recorded related to the options granted when the exercise price equals the market price of the underlying equity issue on the date of grant. See Note 8 for the pro forma effect on the Company’s net income, as if compensation expense had been determined based on the minimum value method at the grant date for the stock option awards consistent with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. No compensation expense was recorded for the years ended 2003 or 2002. If compensation expense for

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the stock option plan had been determined based on fair value of stock options at the date of grant, the impact on net income would have been as follows:

	Nine Months
	Ended
	March 31,		Year Ended June 30,

	2004	2003	2003	2002	2001

	(Unaudited)	(Unaudited)
Net income as reported	$4,166,809	$3,495,981	$4,631,433	$965,819	$338,583
Compensation expense included in net income	—	—	—	—	—
Compensation expense that would have been included in the determination of net income if the fair value based method had been applied to all awards	440,482	377,984	510,524	328,704	189,734

Pro forma net income	$3,726,327	$3,117,997	$4,120,909	$637,115	$148,849

      The fair value of each option grant is estimated on the date of grant using the minimum value method using the assumptions as follows:

Expected life of options	10 years
Risk-free interest rate	4.01%-6.20%
Expected dividend yield	0%

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassification

      Certain reclassifications of prior year financial statements and related footnote amounts have been made to conform with the 2003 presentation.

3.	Property and Equipment

      Property and equipment consisted of the following:

	Estimated	March 31,	June 30,	June 30,
Description	Useful Lives	2004	2003	2002

		(Unaudited)
Computer equipment	3 years	$19,069,805	$15,548,931	$9,201,192
Furniture and fixtures	3 years	1,524,188	1,659,960	1,048,796

Total		$20,593,993	$17,208,891	$10,249,988

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Seismic Data Library

      Seismic data library creation and amortization consisted of the following:

	March 31,	June 30,
	2004	2003

	(Unaudited)
Gross costs of seismic data creation	$20,889,351	$8,610,680
Less accumulated amortization	8,535,096	2,685,182

Total	$12,354,255	$5,925,498

      Gross costs of seismic data creation include $7,113,839 at March 31, 2004 and $4,491,913 at June 30, 2003 for amounts which the Company has not remitted payment under an agreement with the company performing data acquisition. The Company does not have the payment obligation for these amounts until certain revenues have been collected from licensing sales of the data.

5.	Line of Credit

      On October 27, 1999, the Company entered into a line of credit with a bank with a borrowing capacity of up to $3,500,000 with an interest rate of prime plus .5%. The line of credit matured and was renewed for one year through March 15, 2005, with a borrowing capacity of $6,000,000. The amount borrowed under the agreement at June 30, 2003 and 2002 was $2,025,000 and $2,975,000 respectively, and $3,775,000 at March 31, 2004. The line of credit is collateralized by marketable securities owned by a stockholder and all of the Company’s inventory, accounts receivable, general intangibles and other property, and allows the Company to borrow and repay such borrowings until maturity.

      The weighted average borrowings outstanding under the bank loans were $1,791,667 and $2,739,013 for the years ended June 30, 2003 and 2002, respectively, and $3,591,667 at March 31, 2004. The average interest rate was 4.75% and 5.85% for the years ended June 30, 2003 and 2002, respectively, and 5.0% for both of the nine-month periods ended March 31, 2004 and 2003.

      The credit agreement contains various affirmative and negative covenants related to the Company’s ability to sell, transfer, pledge, collaterally assign, grant a security interest in, or otherwise transfer or encumber any of its assets except for the pledge of collateral to the lender and except for the sale or transfer of its assets (other than the collateral) in the ordinary course of its business. The Company will not at any time permit: a) its current ratio to be less than 1.0 to 1.0; b) tangible net worth to be less than $4,800,000 prior to December 31, 2003 and $10,000,000 after December 31, 2003; and c) its debt to tangible net worth to be greater than 3.0 to 1.0 until December 31, 2003, 3.8 to 1.0, until June 29, 2004, 3.5 to 1.0, between June 30, 2004 and December 30, 2004, and 3.0 to 1.0 on and after December 31, 2004. Management of the Company believes they were in compliance with these covenants at June 30, 2003, except for two financial condition covenants which were waived by the bank. Management of the Company believes they were in compliance with these covenants at March 31, 2004, except for one financial condition covenant which has been waived by the bank.

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Long-Term Obligations

      Long-term obligations were as follows:

	March 31,	June 30,	June 30,
	2004	2003	2002

	(Unaudited)
Equipment loans	$6,919,089	$6,704,794	$3,538,214
Shareholder loans	750,000	750,000	750,000

Total obligations	7,669,089	7,454,794	4,288,214
Less short-term obligations	4,939,525	5,018,435	2,627,432

Total long-term obligations	$2,729,564	$2,436,359	$1,660,782

      The shareholder term loans bear interest at the lesser of 1) the maximum nonusurious rate of interest permitted by applicable state or federal law in effect or 2) the fixed rate of 10% per annum. The weighted average interest rate for 2003 and 2002 and the interest rate at March 31, 2004, June 30, 2003 and 2002 were 10%.

      Outstanding indebtedness under the term note is $750,000, which was amended with the holder of the term note wherein all payments of principal and interest on the note were extended until June 30, 2004.

      Long-term obligations as of June 30, 2003, mature as follows: $5,018,435 in the year ending June 30, 2004, $1,918,042 in the year ending June 30, 2005 and $518,317 for the year ending June 30, 2006.

      The Company entered into a series of equipment loans that are due in installments for the purpose of financing the purchase of computer equipment in the form of capital leases expiring in various years through 2007. Interest charged under these loans which range from 5.8% to 20.7% is collateralized by liens on the computer equipment. The assets and liabilities under capital leases are recorded at lower of the present value of minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for the nine-month periods ended March 31, 2004 and 2003 and for the years ended 2003 and 2002.

      As of June 30, 2003, future minimum lease payments under capital leases for each of the next four years and in aggregate are:

Year Ending June 30

2004	$4,765,095
2005	1,452,015
2006	452,682
2007	12,537

Total	$6,682,329

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Operating Lease Agreements

      The Company has certain noncancelable operating leases for office space and miscellaneous equipment. At June 30, 2003, the future minimum lease commitments were as follows:

Year Ending June 30

2004	$1,662,191
2005	1,270,875
2006	248,626
2007	248,626
2008	185,906

Total	$3,616,224

      Rent expense for all operating leases was $2,414,537, $1,788,033 and $2,032,287 for the years ended June 30, 2003, 2002 and 2001, respectively, and $2,738,523 and $1,778,926 for the nine-month periods ended March 31, 2004 and March 31, 2003, respectively.

8.	Income Taxes

      Income taxes consist of the following:

	Nine Months Ended
	March 31,		Year Ended June 30,

	2004	2003	2003	2002	2001

	(Unaudited)	(Unaudited)
U.S. Federal:
Current tax (benefit)/expense	$1,363,885	$—	$—	$(16,132)	$21,250
Deferred tax expense	790,031	536,035	708,796	170,415	—
State:
Current tax expense	125,000	—	—	—	—
Foreign:
Current tax expense	114,399	49,864	69,747	78,786	—
Deferred tax (benefit)/expense	(34,134)	37,397	47,192	—	—

Total	$2,359,181	$623,296	$825,735	$233,069	$21,250

      Deferred tax assets and liabilities computed at the statutory tax rates were as follows:

	March 31,	June 30,	June 30,
	2004	2003	2002

	(Unaudited)
Current deferred tax assets and liabilities related to:
Assets	$53,523	$172,361	$743,290
Liabilities	(2,069,798)	(1,025,730)	(913,705)

Current deferred tax liabilities	$(2,016,275)	$(853,369)	$(170,415)

Noncurrent deferred tax asset-fixed assets	$619,390	$212,381	$—

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For the year ending June 30, 2003, as a result of its net operating loss carryforward, the Company did not generate any liability for regular federal income tax purposes. The Company recognized a liability for alternative minimum tax of $115,000 and $32,000 as of June 30, 2003 and 2002, respectively.

9.	Stock Options

      The Company maintains an employee stock option plan. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the plan. Accordingly, no compensation expense has been recognized for options issued under the plan.

      The Company may grant options to purchase shares of its common stock under a qualified incentive stock option agreement (“Qualified Plan”), as defined by Internal Revenue Code Section 422 and a nonqualified stock option agreement (“Nonqualified Plan”). The Company has reserved for grant, 1,000,000 shares of its common stock under the Qualified Plan and 144,656 shares of its common stock under the Nonqualified Plan. Options under the Qualified Plan have a vesting period of five years and an expiration period from five to ten years from the date of grant. Options under the Nonqualified Plan have a vesting period of four years and an expiration period of ten years from the date of grant. The shares are subject to adjustment for subsequent recapitalizations and stock splits.

      The information set forth in the following table covers options granted under the Company’s stock option plan:

	June 30,	June 30,
	2003	2002

Stock options outstanding—beginning of year	1,044,656	877,256
Granted (per share):
2003 ($15.00)	17,000	225,500
2002 ($15.00)	—
Expired or cancelled	—	(58,100)

Stock options outstanding—end of year (per share: $.05 to $15.00 at June 30, 2003; average exercise price per share of $10.84 at June 30, 2003)	1,061,656	1,044,656

Stock options exercisable—end of year	768,216	665,936

10.	Redeemable Preferred Stock

      The Company has issued and has outstanding 481,696 shares of its Series A 8% cumulative convertible redeemable preferred stock (“Series A Preferred”)($1 par value per share and $10.38 liquidation preference per share) for $5,000,000.

      On December 20, 2001, the Company issued 480,000 shares of Series B senior convertible preferred stock (“Series B Preferred”), with a par value of $1.00 (one dollar) and a liquidation preference and initial conversion price of $11.35 per share. 300,000 shares of the Series B Preferred were issued in lieu of cash payment of $2,766,152 in accrued and unpaid dividends on Series A Preferred and $637,748 in accrued interest on those accrued and unpaid dividends. An additional 180,000 shares of Series B Preferred were issued to one of the Company’s principal stockholders in exchange for a capital infusion of $2,042,339 in cash.

      Dividends on both Series A and B are payable annually on the Annual Dividend Date. Any unpaid dividends accumulate until paid which represent noncash transactions. As of March 31, 2004, no dividends have been paid. All accrued but unpaid dividends amass interest after each Annual Dividend Date, at a rate of

GX TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8% per annum. The preferred shares are convertible into the Company’s common stock at the option of the holder at any time on a one-for-one basis and are automatically converted in the event that the proceeds of a public offering exceed certain levels. In addition, holders of a majority of Series A Preferred may require the Company to repurchase all or any of the then outstanding preferred stock at a price equal to the greater of the fair market value or the original issuance price. The redemption of Series A Preferred allows the holders of Series B Preferred to redeem their preferred stock under similar terms.

11.	Benefit Plan

      The Company maintains a 401(k) retirement savings plan that covers all U.S. employees. The Company makes “matching contributions” equal to 50% of the amount of the contribution elected by the employee, up to a maximum employee contribution of 6% of the employee’s gross salary. For the years ended June 30, 2003, 2002 and 2001 contributions charged to operations were $256,131, $193,890 and $176,981, respectively, and $261,210 and $179,777 for the nine-month periods ended March 31, 2004, and March 31, 2003, respectively.

12.	Related-Party Transactions

      As of June 30, 2003 and 2002, the related party balance totaled $2,720,370 and $1,766,888, respectively, as of March 31, 2004 the balance totaled $3,476,968, and consists of unpaid dividends and interest on the Series A and Series B preferred stock and note payable to shareholder. The Company recognized interest expense on obligations to related parties for the years ended June 30, 2003, 2002 and 2001 of $122,451, $368,947 and $396,068, respectively, and $129,822 and $80,080 for nine-month periods ended March 31, 2004 and March 31, 2003, respectively.

13.	Subsequent Event (Unaudited)

      On May 10, 2004, the Company entered into a stock purchase agreement to sell all outstanding common and preferred stock of the Company to Input/ Output, Inc.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

      The unaudited pro forma statements of income for the year ended December 31, 2003 and the three months ended March 31, 2004 give pro forma effect to: (1) the GXT acquisition, (2) our initial borrowings under our New Credit Facility, and (3) the offering and sale of shares of our common stock under our Registration Statement on Form S-3 filed with the SEC on May 10, 2004, as if the transactions had been consummated on January 1, 2003. See the information included under Item 5. “Other Events and Regulation FD Disclosure.”

      The unaudited pro forma balance sheet as of March 31, 2004 gives pro forma effect to (1) the GXT acquisition, (2) our initial borrowings under our New Credit Facility, and (3) such registered offering of common stock, as if those transactions had been consummated on March 31, 2004.

      We expect to complete the GXT acquisition concurrently with the completion of our registered common stock offering. Such offering is conditioned upon the completion of the GXT acquisition. We also expect to enter into our New Credit Facility by the time we complete the offering.

      The unaudited pro forma financial information is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statement of operations does not purport to represent what our results of operations actually would have been if the events described above had occurred as of the date indicated or what our results will be for any future periods. The unaudited pro forma financial statements are based upon assumptions and adjustments that we believe are reasonable. The unaudited pro forma financial statements and the accompanying notes should be read in conjunction with our historical financial statements contained in our Annual Report on Form 10-K (as amended by Forms 10-K/A-1 and 10-K/A-2), and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and the historical financial statements of GXT, including the notes thereto, included elsewhere in this report.

      For financial accounting purposes, the assets acquired and the liabilities assumed under the GXT acquisition referred to in these unaudited pro forma financial statements have been or will be recorded at their fair values as of the date of the acquisition. The allocation in these unaudited pro forma financial statements is a preliminary allocation based on an internally prepared valuation of the fair value of the acquired assets and liabilities of GXT. When finalized, the allocation may vary materially from the allocation presented in these unaudited pro forma financial statements.

INPUT/OUTPUT, INC.

UNAUDITED PRO FORMA STATEMENT OF INCOME

Year Ended December 31, 2003

	Input/	GXT	Pro Forma		Pro Forma
	Output	As Adjusted(1)(2)	Adjustments(1)(3)		Input/Output(1)

	(in thousands, except per share data)
Net sales	$150,033	$49,056	$—		$199,089
Cost of sales	122,192	30,946	1,250	(4)	154,388

Gross profit	27,841	18,110	(1,250)		44,701

Operating expenses:
Research and development	18,696	—	—		18,696
Marketing and sales	12,566	4,465	—		17,031
General and administrative	16,753	7,130	—		23,883
Impairment of long lived assets	1,120	—	—		1,120

Total operating expenses	49,135	11,595	—		60,730

Income (loss) from operations	(21,294)	6,515	(1,250)		(16,029)
Interest expense	(4,087)	(821)	(2,505	)(5)	(7,413)
Interest income	1,903	—	—		1,903
Fair value adjustment and exchange of warrant obligation	1,757	—	—		1,757
Impairment of investment	(2,059)	—	—		(2,059)
Other income	976	—	—		976

Income (loss) before income taxes	(22,804)	5,694	(3,755)		(20,865)
Income tax expense (benefit)	348	1,968	(1,742	)(7)	574

Net income (loss)	$(23,152)	$3,726	$(2,013)		$(21,439)

Basic loss per share	$(0.45)				$(0.34)
Diluted loss per share	$(0.45)				$(0.34)
Weighted average number of shares outstanding	51,237		12,500	(6)	63,737
Weighted average number of diluted shares outstanding	51,237		12,500	(6)	63,737

INPUT/OUTPUT, INC.

UNAUDITED PRO FORMA STATEMENT OF INCOME

Three Months Ended March 31, 2004

	Input/	GXT	Pro Forma		Pro Forma
	Output	As Adjusted(1)(2)	Adjustments(1)(3)		Input/Output(1)

	(in thousands, except per share data)
Net sales	$36,287	$19,822	$—		$56,109
Cost of sales	24,026	12,547	313	(4)	36,886

Gross profit	12,261	7,275	(313)		19,223

Operating expenses (income):
Research and development	4,075	—	—		4,075
Marketing and sales	3,299	1,337	—		4,636
General and administrative	4,693	2,448	—		7,141
Gain on sale of assets	(850)	—	—		(850)

Total operating expenses	11,217	3,785	—		15,002

Income (loss) from operations	1,044	3,490	(313)		4,221
Interest expense	(1,496)	(252)	(603	)(5)	(2,351)
Interest income	469	—	—		469
Other income	16	—	—		16

Income (loss) before income taxes	33	3,238	(916)		2,355
Income tax expense (benefit)	591	1,171	(1,102	)(7)	660

Net income (loss)	$(558)	$2,067	$186		$1,695

Basic income (loss) per share	$(0.01)				$0.03
Diluted income (loss) per share	$(0.01)				$0.03
Weighted average number of shares outstanding	52,113		12,500	(6)	64,613
Weighted average number of diluted shares outstanding	52,113		14,914	(16)	67,027

INPUT/OUTPUT, INC.

UNAUDITED PRO FORMA BALANCE SHEET

March 31, 2004

	Input/		Pro Forma		Pro Forma
	Output	GXT	Adjustments(1)(3)		Input/ Output(1)

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,000	$2,512	$(8,250	)(8)	$19,262
Restricted cash	1,080	—	—		1,080
Accounts receivable, net	33,928	9,536	—		43,464
Unbilled revenue	—	6,455	—		6,455
Current portion notes receivable, net	11,987	—	—		11,987
Inventories	57,333	—	—		57,333
Prepaid expenses and other current assets	3,476	1,100	500	(9)	5,076

Total current assets	132,804	19,603	(7,750)		144,657

Notes receivable	5,938	—	—		5,938
Net assets held for sale	2,430	—	—		2,430
Property, plant and equipment, net	28,160	13,319	—		41,479
Seismic data library	—	12,354	—		12,354
Deferred tax asset	1,149	620	(620	)(10)	1,149
Goodwill, net	76,367	—	118,933	(11)	195,300
Other assets, net	13,543	268	16,000	(12)	29,811

Total assets	$260,391	$46,164	$126,563		$433,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$2,168	$8,715	$(3,775	)(13)	$7,108
Accounts payable	15,908	2,961	—		18,869
Accrued expenses	14,740	7,957	—		22,697
Deferred revenue	1,994	8,897	—		10,891
Dividends payable	—	1,992	—		1,992
Deferred tax liability	—	2,016	(2,016	)(10)	—

Total current liabilities	34,810	32,538	(5,791)		61,557

Long-term debt, net of current maturities	78,033	2,730	33,750	(14)	114,513
Other long-term liabilities	3,815	—	—		3,815
Redeemable preferred stock	—	10,446	(10,446	)(17)	—
Stockholders’ equity:
Stockholders’ equity	143,733	450	109,050	(15)	253,233

Total stockholders’ equity	143,733	450	109,050		253,233

Total liabilities and stockholders’ equity	$260,391	$46,164	$126,563		$433,118

INPUT/OUTPUT, INC.

NOTES TO PRO FORMA FINANCIAL INFORMATION

(1)	The following is a preliminary estimate of the purchase price (in thousands) for the GXT acquisition:

Cash payment paid for GXT shares	$129,975
Exchange of vested employee stock options	15,500
Payoff of GXT debt	4,525
Acquisition costs	750

Total purchase price	$150,750

This preliminary estimate of the purchase price has been allocated as presented below based on an internally prepared preliminary assessment of the fair value of the assets and liabilities of GXT at March 31, 2004.

	Book Value
	of Assets	Preliminary
	Acquired	Purchase
	(Liabilities	Price	Preliminary
	Assumed)	Allocation	Fair Value

	(in thousands)
Cash and cash equivalents	$2,512	$	$2,512
Accounts receivables	9,536		9,536
Unbilled revenues	6,455		6,455
Prepaid and other current assets	1,100		1,100
Property, plant and equipment	13,319		13,319
Seismic data library	12,354		12,354
Deferred tax asset	620	(620)	—
Other assets	268	15,000	15,268
Goodwill	—	118,933	118,933
Notes payable — current	(8,715)	3,775	(4,940)
Accounts payable	(2,961)		(2,961)
Accrued expenses	(7,957)		(7,957)
Deferred revenue	(8,897)		(8,897)
Deferred tax liability	(2,016)	2,016	—
Long-term debt, net of current maturities	(2,730)	750	(1,980)
Dividends payable	(1,992)		(1,992)

	$10,896	$139,854	$150,750

All liabilities assumed were at their estimated fair values, as were the seismic data library and the property, plant and equipment. The fair value of intangibles are estimated to be $15 million (see note 12 below). There were no identified intangible assets which were determined to have indefinite lives. This preliminary assessment of fair value resulted in $118.9 million of goodwill which will be subject to periodic impairment testing.

(2)	GXT has a fiscal year end of June 30. Therefore, in order to comply with Article 11 of Regulation S-X of the Securities and Exchange Commission, the GXT Statement of Income for the year ended December 31, 2003 has been adjusted to present results for the twelve months ended December 31, 2003. This adjustment was made by subtracting the results of operations for the six months ended December 31, 2002 from the results of operations for the year ended June 30, 2003 and adding the results of operations for the six months ended December 31, 2003. Additionally, to arrive at the results of operations for the three months ended March 31, 2004, the results of operations for the six months ended December 31, 2003 were subtracted from the results of operations for the nine months ended March 31, 2004. These adjustments were as follows:

		Six Months	Six Months	Year Ended
	Year Ended	Ended	Ended	December 31,
	June 30,	December 31,	December 31,	2003
	2003	2002	2003	As Adjusted

	(in thousands)
Total revenues	$41,019	$19,298	$27,335	$49,056
Cost of revenues	24,571	11,007	17,382	30,946

Gross profit	16,448	8,291	9,953	18,110

Operating expenses:
General and administrative	5,934	2,968	4,164	7,130
Sales and marketing	4,334	1,957	2,088	4,465

Total operating expenses	10,268	4,925	6,252	11,595

Income from operations	6,180	3,366	3,701	6,515
Interest expense	723	315	413	821

Income before income taxes	5,457	3,051	3,288	5,694
Income tax expense	826	46	1,188	1,968

Net income	$4,631	$3,005	$2,100	$3,726

	Nine Months	Six Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2004	2003	2004

	(in thousands)
Total revenues	$47,157	$27,335	$19,822
Cost of revenues	29,929	17,382	12,547

Gross profit	17,228	9,953	7,275

Operating expenses
General and administrative	6,612	4,164	2,448
Sales and marketing	3,425	2,088	1,337

Total operating expenses	10,037	6,252	3,785

Income from operations	7,191	3,701	3,490
Interest expense	665	413	252

Income before income taxes	6,526	3,288	3,238
Income tax expense	2,359	1,188	1,171

Net income	$4,167	$2,100	$2,067

(3)	These columns reflect (a) the issuance of I/O common stock pursuant to this offering, (b) our initial borrowings under the New Credit Facility, (c) the payment of the cash purchase price for the GXT acquisition, (d) the exchange of vested GXT stock options for vested I/O stock options in connection with the GXT acquisition, (e) the preliminary allocation of the purchase price to acquired assets and liabilities assumed, (f) the pro forma income statement effects resulting from the preliminary purchase price accounting adjustments and (g) the payoff of certain outstanding debt of GXT, as set forth in note 8 below.

(4)	Reflects the preliminary pro forma adjustment to record the amortization of the acquired intangible assets (customer relationships, proprietary technology, non-compete agreements and employment contracts) over their estimated useful lives ranging from 5 years to 15 years.

(5)	Reflects the pro forma adjustment to record additional interest under the New Credit Facility at an estimated weighted average annual interest rate. The amount also assumes that $34.5 million is drawn down under the New Credit Facility in connection with the closing of the GXT acquisition. The pro forma adjustment also reflects the interest savings from the payoff of GXT line of credit and shareholder loan (see note 8 below) and the amortization of debt issuance costs.

		Three
		Months
	Year Ended	Ended
	December 31,	March 31,
	2003	2004

	(in thousands)
Interest on the New Credit Facility	$2,415	$604
Interest savings on payoff of GXT line of credit and shareholder loans	(410)	(126)
Amortization of debt issuance costs	500	125

	$2,505	$603

An one-eighth increase in the interest rate would increase interest expense by $43 thousand per year.

(6)	Reflects pro forma issuance of I/O common stock in connection with the GXT acquisition.

(7)	Reflects the pro forma adjustment to utilize I/O net operating losses to offset GXT U.S. tax expense.

(8)	Reflects the pro forma adjustments to cash and cash equivalents (in thousands) as follows:

Net cash proceeds from the issuance of I/O common stock in this offering	$100,000
Initial borrowings under the New Credit Facility	34,500
Cash payment for GXT shares	(129,975)
Payoff of GXT line of credit and shareholder loans	(4,525)
Acquisition costs	(750)
Debt issuance costs on the New Credit Facility	(1,500)
Underwriting fees incurred on the issuance of I/O common stock	(6,000)

$(8,250)

(9)	Reflects short-term portion of debt issuance costs of $0.5 million.

(10)	Reflects the pro forma adjustment to deferred taxes as I/O maintains a valuation allowance against substantially all its net deferred taxes.

(11)	Reflects the preliminary pro forma adjustment to record goodwill representing the excess of the purchase price over the fair value of the net assets acquired.

(12)	Reflects the pro forma adjustment to record the estimated fair value the intangible assets acquired (customer relationships, proprietary technology, non-compete agreements and employment contracts), as well as the long-term portion of debt issuance costs of $1.0 million.

(13)	Reflects the pro forma adjustment for the payoff of GXT line of credit.

(14)	Reflects the pro forma borrowings under the New Credit Facility and payoff of GXT shareholder loans (in thousands).

Initial borrowings under the New Credit Facility	$34,500
Payoff of GXT shareholder loans	(750)

$33,750

(15)	Reflects the pro forma adjustments to stockholders’ equity (in thousands) as follows:

Issuance of I/O common stock to fund a portion of the purchase price	$100,000
Exchange of GXT vested options for I/O vested options	15,500
Underwriting fees incurred on the issuance of I/O common stock	(6,000)
Elimination of GXT’s historical stockholders’ equity	(450)

$109,050

(16)	Reflects the following pro forma dilutive share adjustments (in thousands) as follows:

Issuance of I/O common stock in connection with the GXT acquisition	12,500
Dilutive stock options issued to GXT	1,875
I/O dilutive stock options	539

14,914

(17)	Reflects the pro forma adjustment to record the purchase of GXT’s preferred stock by I/O.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2004
INPUT/OUTPUT, INC.
	By:	/s/ J. Michael Kirksey
J. Michael Kirksey
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Stock Purchase Agreement dated as of May 10, 2004, by and among GX Technology Corporation, Input/Output, Inc. and the Sellers who are parties thereto, filed as Exhibit 2.1 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 10, 2004, and incorporated herein by reference.

23.1	Consent of Deloitte & Touche LLP.